AMENDED AND RESTATED BY-LAWS

OF

GAFFNEY BROADCASTING, INCORPORATED

Article I.                               NAME AND PRINCIPAL PLACE OF BUSINESS

1.                  The name of the corporation shall be Gaffney Broadcasting, Incorporated.

2.                  The principal place of business shall be Gaffney, South Carolina or such other place designated by the Board of Directors.

Article II.

The general nature of the business which the corporation proposes to do is to engage in the general radio and broadcasting business and such other things as may be necessary or expedient to carry on the necessary and proper execution of said business.

Article III.                         FISCAL YEAR

The fiscal year of the corporation shall be from January 1 to December 31.

Article IV.                         STOCKHOLDERS MEETINGS

1.                  The annual meeting of the stockholders shall be held at a place and time on any weekday that is not a holiday as shall be determined by the Board of Directors from time to time. At such meeting the stockholders shall elect Directors to serve until their successors shall be elected and qualified.

2.                  A special meeting of the stockholders, to be held at a place and time on any weekday that is not a holiday, may be called at any time by the President, and it shall be his duty to call such a meeting whenever so requested by stockholders holding fifty (50)% or more of the capital stock.

3.                  Notice of the time and place of all annual and special meetings shall be mailed by the Secretary to each stockholder at least five (5) days prior to the date of such meeting, together with notice of any special matters to be taken up at said meetings.

4.                  At every such meeting each stockholder shall be entitled to cast one vote for each share of voting stock held in his name; which vote may be cast by him either in person, or by proxy. All proxies shall be in writing, and for said proxy or proxies to be eligible to be voted same shall be filed with the Secretary at least three (3) days prior to the holding of the meeting; and the Secretary shall enter of record the said proxy or proxies in the minutes of the meeting.

5.                  A quorum for the transaction of business at any such meeting shall consist of a number of members representing at least two thirds (2/3) of the stock issued and outstanding, but the stockholders present at any meeting, though less than a quorum, may adjourn the meeting until a future time.

Article V.                            DIRECTORS

1.                  The Business and prudential affairs of the corporation shall be managed by the Board of Directors, but shall consist of not less than two persons, who shall be elected by the stockholders.

2.                  The Directors shall be elected annually by the stockholders at the annual meeting of the stockholders and shall hold office for one year or until their successors are duly elected and qualified.

3.                  The annual meeting of the Board of Directors shall be held at at a place and time on any weekday that is not a holiday immediately after the adjournment of the annual stockholder’s meeting.

4.                  A regular meeting of the Board of Directors shall be held at a place and time as may be determined by the Board; special meetings of the Board of Directors may be called at any time by the President or by a majority of the Board of Directors. By unanimous consent of the Directors, special meetings of the Board may be held without notice, at any time and place.

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5.                  The Board of Directors shall elect the officers of the corporation and fix their salaries; said election to be held at the annual meeting of the Board of Directors.

Article VI.                         OFFICERS

1.                  The officers of the corporation shall consist of a President, a Vice-President, and a a Secretary, which officer shall be elected for a term of one year, and shall hold office until their successors are duly elected and qualified. No one shall be eligible to hold the office as President or Vice-President who is not a Director of the corporation; and any such officer who ceases to be a Director shall cease to hold office as President or Vice-President as soon as his successor is elected and qualified.

2.                  The President shall preside at all Director’s meetings and stockholder’s meetings; shall have general supervision over the affairs of the corporation, shall sign all stock certificates, and shall perform all such other duties as are incident to his office.

3.                  The Vice-President, in the absence of the President, shall preside over all meetings of the Board of Directors and stockholders.

4.                  The Secretary shall issue notices of all Director’s and stockholder’s meetings, shall attend all such meetings and keep the minutes and papers thereof, shall sign all stock certificates and perform all such other duties as are incident to that office.

Article VII.                      CORPORATE SEAL

The seal of the corporation shall bear the inscription, “Gaffney Broadcasting, Inc., corporate seal, South Carolina, 1962.”

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Article VIII.                   CAPITAL STOCK

1.                  The capital stock of the corporation shall consist of 100 shares of common stock with par value of $100.00 each.

2.                  All stock certificates of the corporation shall be signed by the President and The Secretary.

Article IX.                         ISSUE OF DEBT SECURITIES

The Corporation shall have the right to issue notes, bonds, debentures, trust certificates or such other evidence of indebtedness as may be determined by the Board of Directors to be desirable for the purpose of borrowing money whether through public or private financing.

Article X.                            DIVIDENDS

Dividends, to be paid out of the surplus earnings of the corporation, may be declared from time to time by resolution of the Board of Directors; but no dividend shall be paid which will impair the capital of the corporation.

Article XI.                         AMENDMENT OF BY-LAWS

Amendments to these Articles and By-Laws may be made by a vote of the stockholders representing a majority of all stock issued and outstanding, at any authorized meeting of the stockholders, upon five days’ notice of the purpose of such meeting given to each stockholder in writing.

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